Exhibit 2.4

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2021, Atento S.A. had one class of equity securities registered pursuant to Section 12(b) of the Exchange Act:

Title	Trading symbol(s)	Name of each exchange on which registered
Ordinary Shares	ATTO	New York Stock Exchange

The following is a summary of the material terms of the Ordinary Shares. Because it is a summary, it is subject to and qualified in its entirety by Atento S.A.’s amended and restated articles of incorporation, amended and restated bylaws, or bylaws, and any other agreements described herein. Our bylaws and articles of incorporation as they exist on the date of this Annual Report on Form 20-F, and any other agreements described herein, are incorporated by reference or filed as an exhibit to the Annual Report on Form 20-F of which this Exhibit is a part, and amendments or restatements of each will be filed with the Securities and Exchange Commission (the “SEC”) in future periodic or current reports in accordance with the rules of the SEC. Capitalized terms used but not defined herein have the meanings set forth in the Annual Report on Form 20-F to which this Exhibit is attached.

Share Capital

As of December 31, 2021, our issued share capital amounts to €33,978.85, represented by 15,000,000 Ordinary Shares with no nominal value. All issued shares were fully paid. A shareholder in a Luxembourg société anonyme holding fully paid shares is not liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors.

Our articles of association authorizes our board of directors to issue Ordinary Shares within the limits of the authorized share capital at such times and on such terms as our board or its delegates may decide for a period commencing on the date of our articles of association and ending five years after the date on which the minutes of the shareholders’ meeting approving such authorization are published in the Recueil électronique des sociétés et associations, the central electronic platform of the Grand Duchy of Luxembourg (the “RESA”)(unless such period is extended, amended or renewed). Accordingly, our board is authorized to issue Ordinary Shares up to the authorized share capital until such date. We currently intend to seek renewals and/or extensions as required from time to time. Such period was lastly renewed for five (5) years starting from the date of publication of the resolutions of the general meeting of the shareholders of the Company held on June 19, 2017 on the RESA. Our authorized share capital will be determined by our articles of association, as amended from time to time, and may be increased, reduced or extended by amending the articles of association by approval of the extraordinary general shareholders’ meeting subject to the necessary quorum and majority requirements (see “—General Meeting of Shareholders” and “—Amendment to the Articles of Association”).

Our articles of association also authorizes our board of directors to allocate existing Ordinary Shares without consideration or to issue new Ordinary Shares (the “Bonus Shares”) paid-up out of available reserves (i) to employees of the Company or to certain classes of such employees, (ii) to employees of companies or economic interest groupings in which the Company holds directly or indirectly at least ten per cent (10%) of the share capital or of the voting rights, (iii) to employees of companies or economic interest groupings which hold directly or indirectly at least ten per cent (10%) of the share capital or of the voting rights of the Company, (iv) to employees of companies or economic interest groupings in which at least fifty per cent (50%) of the share capital or of the voting rights are held, directly or indirectly, by a company holding itself, directly or indirectly, at least fifty per cent (50%) of the share capital of the Company and/or (v) to members of the corporate bodies of the Company or any of the other companies or economic interest groupings referred to under items (ii) to (iv) above (the “Beneficiaries of Bonus Shares”). The board of directors sets the terms and conditions of the allocation of Bonus Shares to the Beneficiaries of Bonus Shares, including the period for the final allocation and any minimum period during which such Bonus Shares cannot be transferred by their holders. The preferential subscription right of existing shareholders is automatically cancelled in case of issuance of Bonus Shares.

Under Luxembourg law, existing shareholders benefit from a pre-emptive subscription right on the issuance of shares for cash consideration. However, our shareholders have, in accordance with Luxembourg law, authorized the board of directors to suppress, waive or limit any pre-emptive subscription rights of shareholders provided by law to the extent the board deems such suppression, waiver or limitation advisable for any issuance or issuances of shares within the scope of our authorized share capital. Such shares may be issued above, at or below market value but in any event not below the accounting par value per ordinary share as well as by way of incorporation of available reserves (including premium).

The board of directors will resolve on such shares issuance out of the authorized share capital (capital autorisé) in accordance with the quorum and voting thresholds set forth in the articles of association of the Company to be amended before completion of this offering. The board of directors will also resolve on the applicable procedures and timelines to which it will, or has to, subject such issuance. If the proposal of the board of directors to issue new shares exceeds the limits of our authorized share capital, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in the presence of a Luxembourg notary for the purpose of increasing the issued share capital accordingly. Such meeting will be subject to the quorum and majority requirements provided for the amendment of articles. If the capital call proposed by the board of directors consists in an increase in the shareholders’ commitments, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in the presence of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the shareholders.

Form and Transfer of Shares

Our Ordinary Shares are issued in registered form only and are freely transferable under Luxembourg law and our articles of association. Our board of directors may however impose transfer restrictions for shares that are registered, listed, quoted, dealt in, or that have been placed in certain jurisdictions in compliance with the requirements applicable therein. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote our Ordinary Shares.

Under Luxembourg law, the ownership of registered shares is prima facie established by the inscription of the name of the shareholder and the number of shares held by him or her in the shareholders register.

Without prejudice to the conditions for transfer by book entry where shares are recorded in the shareholder register on behalf of one or more persons in the name of a depository, each transfer of shares shall be effected by written declaration of transfer to be recorded in the shareholder register, such declaration to be dated and signed by the transferor and the transferee or by their duly appointed agents. We may accept and enter into the shareholder register any transfer effected pursuant to an agreement or agreements between the transferor and the transferee, true and complete copies of which have been delivered to us.

Our articles of association provides that we may appoint registrars in different jurisdictions, each of whom may maintain a separate register for the shares entered in such register and the holders of shares shall be entered into one of the registers. Shareholders may elect to be entered into one of these registers and to transfer their shares to another register so maintained. Entries in these registers will be reflected in the shareholders’ register maintained at our registered office.

In addition, our articles of association also provides that rights in our Ordinary Shares may be held through a securities settlement system or a professional depository of securities. Rights in Ordinary Shares held in such manner will have the same rights and obligations as Ordinary Shares recorded in our shareholders’ register. Furthermore, rights in Ordinary Shares held through a securities settlement system or a professional depository of securities may be transferred in accordance with customary procedures for the transfer of securities in book-entry form.

Issuance of Shares

Pursuant to the Luxembourg Corporate Law, the issuance of Ordinary Shares requires the approval by the general meeting of shareholders at the quorum and majority provided for the amendment of articles (see “—General Meeting of Shareholders” and “—Amendment to the Articles of Association”). The general meeting may approve an authorized share capital and authorize the board of directors to issue Ordinary Shares up to the maximum amount of such authorized share capital for a maximum period of five years as from the date of publication in the RESA of the minutes of the relevant general meeting. The general meeting may amend, renew or extend such authorized share capital and such authorization to the board of directors to issue shares.

Our articles of association provide that no fractional shares shall be issued.

Our Ordinary Shares have no conversion rights and there are no redemption or sinking fund provisions applicable to our Ordinary Shares.

Pre-Emptive Rights

Unless limited, waived or cancelled by our board of directors (see “—Share Capital”), holders of our Ordinary Shares have a pro rata pre-emptive right to subscribe for any new shares issued for cash consideration. Our articles of association provides that pre-emptive rights can be limited, waived or cancelled by our board of directors for a period ending on the fifth anniversary of the date of publication of the notarial deed recording the minutes of the extraordinary general shareholders’ meeting in the RESA in the event of an increase of the share capital by the board of directors within the limits of the authorized share capital. The general meeting of shareholders duly convened to consider an amendment to the articles of association may by majority vote also limit, waive or cancel such pre-emptive rights or to renew, amend or extend them, each time for a period not to exceed five years.

Repurchase of Shares

We cannot subscribe for our own Ordinary Shares.

We may, however, repurchase issued Ordinary Shares or have another person repurchase issued Ordinary Shares for our account, subject to the following conditions:

•	prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth the terms and conditions of the proposed repurchase and in particular the maximum number of Ordinary Shares to be repurchased, the duration of the period for which the authorization is given (which may not exceed five years) and, in the case of repurchase for consideration, the minimum and maximum consideration per share;
•	the repurchase may not reduce our net assets on a non-consolidated basis to a level below the aggregate of the issued and subscribed share capital and the reserves that we must maintain pursuant to Luxembourg law or our articles of association; and
•	only fully paid-up shares may be repurchased.

The general meeting of shareholders has authorized the board of directors to repurchase shares representing up to 20% of the issued share capital immediately after the closing of the Company’s initial public offering. The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the board of directors is authorized to acquire and sell Ordinary Shares in the Company under the conditions set forth in Article 49-2 of the Luxembourg Corporate Law. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force. The purchase price per Ordinary Share to be paid shall represent (i) not less than 50% of the lowest closing price per share and (ii) not more than 50% above the highest closing price per share, in each case as reported by the New York City edition of the Wall Street Journal, or, if not reported therein, any other authoritative sources to be selected by the board of directors, over the ten trading days preceding the date of the purchase (or the date of the commitment to the transaction).

In addition, pursuant to Luxembourg law, we may directly or indirectly repurchase ordinary Shares by decision of our board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by the board of directors to be necessary to prevent serious and imminent harm to us or if the acquisition of shares has been made in view of the distribution thereof to employees.

Capital Reduction

Our articles of association provide that our issued share capital may be reduced, subject to the approval by the general meeting of shareholders at the quorum and majority provided for the amendment of the articles of association (see “—Voting Rights—Extraordinary Resolutions” and “—Amendment to the Articles of Association”).

General Meeting of Shareholders

Any regularly constituted general meeting of shareholders of the Company represents the entire body of shareholders of the Company.

Each of our Ordinary Shares entitles the holder thereof to attend our general meeting of shareholders, either in person or by proxy, to address the general meeting of shareholders and to exercise voting rights, subject to the provisions of our articles of association. Each Ordinary Share entitles the holder to one vote at a general meeting of shareholders. Our articles of association provides that our board of directors shall adopt all other regulations and rules concerning the attendance to the general meeting, availability of access cards and proxy forms in order to enable shareholders to exercise their right to vote as it deems fit.

When convening a general meeting of shareholders, notices by mail shall be sent at least eight (8) days before the meeting to the registered shareholders by ordinary mail. Our articles of association provides that if our shares are listed on a regulated market, the general meeting will also be convened in accordance with the publicity requirements of such regulated market applicable to us.

A shareholder may participate in general meetings of shareholders by appointing another person as his proxy, the appointment of which shall be in writing. Our articles of association also provides that, in the case of shares held through the operator of a securities settlement system or depository, a holder of such shares wishing to attend a general meeting of shareholders should receive from such operator or depository a certificate certifying the number of shares recorded in the relevant account on the record date. Such certificates as well as any proxy forms should be submitted to us no later than three (3) business days before the date of the general meeting unless our board of directors fixes a different period.

The annual ordinary general meeting of shareholders of the Company shall be held each year at the registered office of the Company or in any other place in Luxembourg as notified to the shareholders. If that day is a legal or banking holiday in Luxembourg, the meeting will be held on the next following business day.

Luxembourg law provides that the board of directors is obliged to convene a general meeting of shareholders if shareholders representing, in the aggregate, 10% of the issued share capital so request in writing with an indication of the meeting agenda. In such case, the general meeting of shareholders must be held within one month of the request. If the requested general meeting of shareholders is not held within one month, shareholders representing, in the aggregate, 10% of the issued share capital may petition the competent president of the district court in Luxembourg to have a court appointee convene the meeting. Luxembourg law provides that shareholders representing, in the aggregate, 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders. That request must be made by registered mail sent to the registered office of the Company at least five days before the general meeting of shareholders.

Voting Rights

Each share entitles the holder thereof to one vote at a general meeting of shareholders. Luxembourg law distinguishes general meetings of shareholders and extraordinary general meetings of shareholders.

Extraordinary general meetings of shareholders relate to proposed amendments to the articles of association and certain other limited matters.

Ordinary General Meeting

At an ordinary general meeting there is no quorum requirement and resolutions are adopted by a simple majority of votes validly cast on such resolution is sufficient. Abstentions are not considered “votes.”

Extraordinary General Meeting

Extraordinary resolutions are required for any of the following matters, among others: (a) an increase or decrease of the authorized or issued capital, (b) a limitation or exclusion of preemptive rights, (c) approval of a statutory merger or de-merger (scission), (d) dissolution and liquidation of the Company, and (e) any and all amendments to our articles of association. Pursuant to our articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders the quorum shall be at least one half (50%) of the issued share capital of the Company unless otherwise mandatorily required by law. If the said quorum is not present, a second meeting may be convened at which Luxembourg Corporate Law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by at least a two thirds (2/3) majority of the votes validly cast on such resolution. Abstentions are not considered “votes.”

Appointment and Removal of Directors

Members of our board of directors may be elected by simple majority of the votes cast at a general meeting of shareholders. Our articles of association provides that the directors shall be elected on a staggered basis, with one third (1/3) of the directors being elected each year, and each director elected for a period of three year. Any director may be removed with or without cause by resolution at a general meeting of shareholders adopted by a simple majority of votes validly cast at the meeting.

Our articles of association provide that in case of a vacancy the board of directors may fill such vacancy. The directors shall be eligible for re-election indefinitely.

Neither Luxembourg law nor our articles of association contain any restrictions as to the voting of our shares by non-Luxembourg residents.

Amendment to the Articles of Association

Shareholder Approval Requirements

Luxembourg law requires an extraordinary general meeting of shareholders to resolve upon an amendment of the articles of association to be made by extraordinary resolution. The agenda of the extraordinary general meeting of shareholders must indicate the proposed amendments to the articles of association. An extraordinary general meeting of shareholders convened for the purposes of amending the articles of association must have a quorum of at least 50% of our issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg Corporate Law does not prescribe a quorum. Irrespective of whether the proposed amendments will be subject to a vote at any duly convened extraordinary general shareholders’ meeting, the amendment is subject to the approval of at least two-thirds (2/3) of the votes cast at such extraordinary general meeting of shareholders.

Formalities

Any resolutions to amend our articles of association must be taken before a Luxembourg notary and such amendments must be published in accordance with Luxembourg law.

Merger and De-Merger

A merger by absorption whereby one Luxembourg company after its dissolution without liquidation transfers to another company all of its assets and liabilities in exchange for the issuance of shares in the acquiring company to the shareholders of the company being acquired, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, be approved at a general meeting by an extraordinary resolution of the Luxembourg company, and the general meeting must be held before a notary. Similarly a de-merger of a Luxembourg company is generally subject to the approval by an extraordinary general meeting of shareholders.

Dissolution and Liquidation

In the event of our dissolution, liquidation, or winding-up of the Company the assets remaining after allowing for the payment of all liabilities of the Company will be paid out to the shareholders pro rata according to their respective shareholdings. The decisions to dissolve, liquidate, or wind-up require the approval by an extraordinary general meeting of shareholders of the Company to be held before a notary.

No Appraisal Rights

Neither Luxembourg law nor our articles of association provide for any appraisal rights of dissenting shareholders.

Dividend Distributions

Subject to Luxembourg law, if and when a dividend distribution is declared by the general meeting of shareholders or the board of directors in the case of interim dividend distributions, each Ordinary Share is entitled to participate equally in such distribution of funds legally available for such purposes. Pursuant to our articles of association, the general meeting of shareholders may approve a dividend distribution and the board of directors may declare an interim dividend distribution, to the extent permitted by Luxembourg law.

Declared and unpaid dividend distributions held by us for the account of the shareholders shall not bear interest. Under Luxembourg law, claims for unpaid dividend distributions will lapse in our favor five years after the date such dividend distribution was declared.

Annual Accounts

Under Luxembourg law, the board of directors must prepare each year annual accounts, i.e., an inventory of the assets and liabilities of the Company together with a balance sheet and a profit and loss account each year. Our board of directors must also annually prepare consolidated accounts and management reports on the annual accounts and consolidated accounts. The annual accounts, the consolidated accounts, the management report and the auditor’s reports must be available for inspection by shareholders at our registered office at least 15 calendar days prior to the date of the annual ordinary general meeting of shareholders.

The annual accounts and the consolidated accounts, after approval by the annual ordinary general meeting of shareholders, will need to be filed with the Luxembourg Registry of Trade and Companies within seven months of the close of the financial year.

Information Rights

Luxembourg law gives shareholders limited rights to inspect certain corporate records 8 calendar days prior to the date of the annual ordinary general meeting of shareholders, including the annual accounts with the list of directors and auditors, the consolidated accounts, the notes to the annual accounts and the consolidated accounts, a list of shareholders whose shares are not fully paid-up, the management reports and the auditor’s report as well as in case of amendment to the articles of association, the text of the proposed amendments and the draft of the resulting consolidated articles.

The annual accounts, the consolidated accounts, the auditor’s report and the management report are sent to registered shareholders at the same time as the convening notice for the annual general meeting. In addition, any registered shareholder is entitled to receive a copy of such documents free of charge prior to the date of the annual ordinary general meeting of shareholders.

Under Luxembourg law, it is generally accepted that a shareholder has the right to receive responses at the shareholders’ general meeting to questions concerning items on the agenda of that general meeting of shareholders, if such responses are necessary or useful for a shareholder to make an informed decision concerning such agenda item, unless a response to such questions could be detrimental to our interests.

Board of Directors

The management of the Company is vested in a board of directors. Our articles of association provides that the board must comprise at least three members.

The board meets as often as Company interests require.

A majority of the members of the board present or represented at a board meeting constitutes a quorum, and resolutions are adopted by the simple majority vote of the board members present or represented. The board may also take decisions by means of resolutions in writing signed by all directors. Each director has one vote.

The general shareholders’ meeting elects directors and decides their respective terms. Under Luxembourg law, directors may be re-elected but the term of their office may not exceed 6 years. Our articles of association provides that the directors shall be elected on a staggered basis, with one third (1/3) of the directors being elected each year. The general shareholders’ meeting may dismiss one or more directors at any time, with or without cause by a simple majority of votes cast at a general meeting of shareholders. If the board has a vacancy, the remaining directors have the right to fill such vacancy on a temporary basis pursuant to the affirmative vote of a majority of the remaining directors. The term of a temporary director elected to fill a vacancy expires at the end of the term of office of the replaced director, provided, however, that the next general shareholders’ meeting shall be requested definitively to elect any temporary director.

Within the limits provided for by law, our board may delegate to one or more persons the daily management of the Company and the authority to represent the Company.

No director shall, solely as a result of being a director, be prevented from contracting with us, either with regard to his tenure in any office or place of profit or as vendor, purchaser or in any other manner whatsoever, nor shall any contract in which any director is in any way interested be liable to be voided merely on account of his position as director, nor shall any director who is so interested be liable to account to us or the shareholders for any remuneration, profit or other benefit realized by the contract by reason of the director holding that office or of the fiduciary relationship thereby established.

Any director having an interest in a transaction submitted for approval to the board may not participate in the deliberations and vote thereon, unless the transaction is not in the ordinary course of the Company’s business and that conflicts with the Company’s interest, in which case the director shall be obliged to advise the board thereof and to cause a record of his statement to be included in the minutes of the meeting. He may not take part in these deliberations nor vote on such a transaction. At the next general meeting, before any other resolution is put to a vote, a special report shall be made on any transactions in which any of the directors may have had an interest that conflicts with our interest.

No shareholding qualification for directors is required.

Our articles of association provides that directors and officers, past and present, are entitled to indemnification from us to the fullest extent permitted by Luxemburg law against liability and all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he is involved by virtue of his being or having been a director or officer and against amounts paid or incurred by him in the settlement thereof. We may purchase and maintain insurance for any director or other officer against any such liability.

No indemnification will be provided against any liability to us or our shareholders (i) by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of a director or officer; (ii) with respect to any matter as to which any director or officer shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or (iii) in the event of a settlement, unless approved by a court or the board of directors.

Minority shareholder’s action

One or more minority shareholders of the Company, at the general meeting of shareholders at which a decision was taken on the discharge (quitus), securities entitled to vote at such general meeting of shareholders representing at least 10% of the voting rights, are entitled to bring a court action against the members of the management body for the account of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219.

Listing; Price Range of Ordinary Shares

Our Ordinary Shares are listed on the NYSE under the symbol “ATTO”. For information regarding the high and low market prices for our Ordinary Shares for certain periods, see “The Offer and Listing” in our Annual Report, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference in this prospectus.